Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Good Morning. Following the recent board meeting, I wanted to share a few updates with our stockholders, as well as our broker-dealers, and financial advisor relationships.

For the REIT II portfolio, demand continues to increase across the vast majority of the submarkets.  The Delta Variant did impact the portfolio in the 3rd Quarter, but as vaccination rates climbed, so did occupancy rates.  Corporate business continues to increase, as companies make attempts to return to normal and resume travel.  City-wide events, such as music festivals and technology conferences returned to markets like Austin. This created a rise in occupancy and ADR (Average Daily Rate) for the month of October. Nashville, in particular, experienced a surge in ADR in the 3rd Quarter, and we believe that trend will continue in the 4th Quarter and throughout 2022.

Management believes that the fifteen hotels in the REIT portfolio are located in markets that are well-positioned to capture increased travel demand, as the World Travel & Tourism Council (WTTC) projects U.S. travel to increase 35.6% in 2021 and 28.4% in 2022. This means that travel is expected to account for nearly $2 trillion of the U.S. economy, which may exceed pre-pandemic levels.

Through September 30th, the REIT II portfolio produced Total Revenues of $40,879,000, which is up from $30,895,000 from the prior year. To put this in perspective, for the same period in 2019, Total Revenue was $64.8 million. This is an approximately 37% decrease from 2019, but we are encouraged by the incremental progress for room night demand. For the 3rd Quarter, the REIT II portfolio achieved a RevPar (Revenue per Available Room) of $67, which represents a year-over-year increase of 34%.  The REIT II portfolio RevPAR outperformed the hotels’ respective competitive sets by an average of 11.6%.

While REIT II has experienced revenue growth, it has continued to require cash infusions to cover deferred mortgage payments, payroll, taxes and insurance, as well as all other necessary operating expenses. In our prior video correspondence, I mentioned the related party notes from Moody Capital to REIT II for an aggregate total of $20 million. By way of update, Moody Capital has provided REIT II an additional $10 million credit facility and a series of subsequent advances to REIT II totaling $933,000 against the $10 million credit facility which has been memorialized as the “Third Related Party Note.”  This brings the total amount of cash infusion from Moody to REIT II to $20.9 million. For more details on each of the loans, please see the latest REIT II Form 10-Q filed November 15, 2021. We have also made this available on our website.

Let me conclude by repeating again how immensely grateful we are for your continued patience as we work our way out of the hole created by the COVID-19 pandemic. We understand that within these past 18 months, many investors have had requests for liquidity through redemptions and a return to distributions.  Please understand that we know these needs exist and that we are taking all available actions to preserve the assets in the REIT II portfolio; this includes aggressive property management, relentlessly negotiating with lenders for relief, and providing over $20 million of credit into the portfolio to help sustain continued operations and lender requirements.   REIT II and its Board will continue to evaluate when the portfolio’s operations may allow a continuation of redemptions and/or distributions.  Please continue to check MoodyNationalREIT.com for future updates.

Thank you for taking the time to listen to this message as we strive to keep you updated and bring you the information you need.  Have a wonderful holiday season, and please contact us at info@moodysecurities.com if you have any questions.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES